Exhibit 10.5b

ZALE CORPORATION

2011 OMNIBUS INCENTIVE COMPENSATION PLAN

STOCK OPTION PLAN AGREEMENT

Employee ID

Participant	Grant Date	Number of Options	Option Exercise Price

Grant

Zale Corporation (the “Company”), on behalf of Zale Delaware, Inc., its wholly-owned subsidiary, hereby grants to the Participant named above, as of the grant date above, the above number of Incentive Stock Options to purchase common stock of the Company (“Company Stock”) at the above Option Exercise Price per share subject to the terms and conditions set forth in this Plan Agreement and in the Zale Corporation 2011 Omnibus Incentive Compensation Plan (the “Plan”).

Vesting	Each Option shall become cumulatively exercisable as to 25 percent of the shares covered thereby on each of the first, second, third and fourth anniversaries of the Grant Date.

Expiration	No Option shall be exercisable more than 10 years after the Grant Date.

Exercise

An Option may be exercised for all or any portion of the shares as to which it is exercisable; provided, that no partial exercise of an Option shall be for an aggregate exercise price of less than $1,000.

An Option shall be exercised by delivering notice to Zale Corporation Investor Relations, MS 5A-8, P.O. Box 152777, Irving, Texas 75015-2777 no less than one business day in advance of the effective date of the proposed exercise (Please call Investor Relations for the proper form).  Such notice shall be accompanied by this Plan Agreement, and may be withdrawn at any time prior to the close of business on the business day immediately preceding the effective date of the proposed exercise.  Payment for shares of Company Stock purchased upon the exercise of an Option shall be made on the effective date of such exercise by cash, certified check, bank cashier’s check or wire transfer or in such other manner as shall be authorized by the Company in accordance with the Plan.

Certificates for shares of Company Stock purchased upon the exercise of an Option shall be issued in the name of the Participant, or other person entitled to receive such shares, and delivered to the Participant or such other person as soon as practicable following the effective date on which the Option is exercised.

Termination

Other than Cause, Disability or Death - In the event that the employment of a Participant with Zale Delaware, Inc. shall terminate for any reason other than Cause, Disability or death (i) Options granted to such Participant, to the extent that they were exercisable at the time of such termination, shall remain exercisable until the date that is three months after such termination, on which date they shall expire, and (ii) Options granted to such Participant, to the extent they were not exercisable at the time of such termination, shall expire at the close of business on the date of such termination.  The three-month period described above shall be extended to one year in the event of the Participant’s death during such three-month period.  Notwithstanding the foregoing, no Option shall be exercisable after the expiration of its term.

Termination (Continued)

Disability or Death - In the event that the employment of a Participant with Zale Delaware, Inc. shall terminate on account of the Disability or death of the Participant (i) Options granted to such Participant, to the extent they were exercisable at the time of such termination, shall remain exercisable until the first anniversary of such termination, on which date they shall expire, and (ii) Options granted to such Participant, to the extent that they were not exercisable at the time of such termination, shall expire at the close of business on the date of such termination; provided, however, that no Option shall be exercisable after the expiration of its term.

Cause - In the event of the termination of a Participant’s employment with Zale Delaware, Inc. for Cause, all outstanding Options granted to such Participant shall expire at the commencement of business on the date of such termination.

Recoupment Policy

Any amounts received by Participant pursuant to the Options granted in this Plan Agreement are subject to recoupment by the Company pursuant to any policy the Company may have in place from time to time that either (i) provides for the recoupment of compensation that was paid as a result of a misstatement of the Company’s financial results that involved negligence, fraud or other misconduct, or (ii) provides for recoupment of compensation as required by securities laws or stock exchange rules.

Confidentiality, Non-competition, Non-solicitation and Non-disparagement Agreements

Participant and the Company agree to comply with the provisions of Exhibit A to this Plan Agreement, which impose certain confidentiality, non-competition, non-solicitation and non-disparagement obligations upon the parties hereto; provided, however, that if there are any inconsistencies between the terms contained in Exhibit A and Article II of Participant’s Employment Security Agreement, if applicable, with Company, as it may be amended or replaced, the terms of the Employment Security Agreement shall control.

Disqualifying Dispositions

Each Participant shall notify the Company of any disposition of shares of stock purchased under an Incentive Stock Option if such disposition occurs within one year of the exercise date. Such notice shall be provided within 10 days after such disposition, and shall be addressed to the attention of Zale Corporation Investor Relations, MS 5A-8, P.O. Box 152777, Irving, Texas 75015-2777.

Miscellaneous

Upon the occurrence of a Change in Control, each Option granted under the Plan and outstanding at such time shall become fully and immediately exercisable and shall remain exercisable until its expiration, termination or cancellation pursuant to the terms of the Plan.  Capitalized terms not otherwise defined herein shall have the meanings assigned to them in the Plan.

Zale Corporation

Authorized Officer

I hereby agree to be bound by all the terms and conditions of this Plan Agreement and the Plan.

Participant

EXHIBIT A

Section 1.  Confidential Information.  As Participant is an employee of the Company in a position eligible to participate in the Plan, Participant acknowledges that in and as a result of his or her employment with Company, he or she will receive, make use of, acquire, have access to and/or become familiar with various trade secrets and proprietary and confidential information of Company and its Affiliates, including, but not limited to, processes, computer programs, compilations of information, records, financial information, sales reports, sales procedures, customer requirements, pricing techniques, customer lists, methods of doing business, identities, locations, performance and compensation levels of employees and other confidential information which are owned by Company and/or its Affiliates and regularly used in the operation of its business, and as to which Company and/or its Affiliates take precautions to prevent dissemination to persons other than certain directors, officers and employees (collectively, “Trade Secrets”).

Participant promises not to use in any way or disclose any of the Trade Secrets, directly or indirectly, either during or after his or her employment by Company, except as required in the course of his or her employment, if required in connection with a judicial or administrative proceeding, or if the information becomes public knowledge other than as a result of an unauthorized disclosure by Participant.  Participant agrees that upon receipt of any subpoena, process or other request to produce or divulge, directly or indirectly, any Trade Secrets to any entity, agency, tribunal or person, whether received during or after the term of Participant’s employment with Company, Participant will timely notify and promptly provide a copy of the subpoena, process or other request to Company. For this purpose, Participant irrevocably nominates and appoints Company (including any attorney retained by Company), as his or her true and lawful attorney-in-fact, to act in Participant’s name, place and stead to perform any reasonable and prudent act that Participant might perform to defend and protect against any disclosure of any Trade Secrets.

The parties agree that the above restrictions on confidentiality and disclosure are completely severable and independent agreements supported by good and valuable consideration and, as such, will survive the termination of this Plan Agreement for whatever reason. The parties further agree that any invalidity or unenforceability of any one or more of such restrictions on confidentiality and disclosure will not render invalid or unenforceable any remaining restrictions on confidentiality and disclosure. Additionally, should an arbitrator or court of competent jurisdiction determine that the scope of any provision of this Section 1 is too broad to be enforced as written, the parties intend that the court reform the provision to such narrower scope as it determines to be reasonable and enforceable.

Section 2.  Agreement Not to Solicit Employees.  Participant covenants and agrees that during Participant’s employment with Company and thereafter during the Restricted Period, Participant will not, on his or her own behalf or on behalf of any other person, partnership, association, corporation, or other entity, (a) directly, indirectly, or through a third party hire, cause to be hired or solicit any employee of Company or its Affiliates or (b) in any manner attempt to influence or induce any employee of Company or its Affiliates to leave the employment of Company or its Affiliates, nor will he or she use or disclose to any person, partnership, association, corporation or other entity any information concerning the names and addresses of any employees of Company or its Affiliates.  The restrictions contained in this Section 3 will be tolled on a day-for-day basis for each day during which Participant participates in any activity in violation of such restriction.

The parties agree that the above restrictions on the solicitation of employees are completely severable and independent agreements supported by good and valuable consideration and, as such, will survive the termination of this Plan Agreement for whatever reason. The parties further agree that any invalidity or unenforceability of any one or more of such restrictions on the solicitation of employees will not render invalid or unenforceable any remaining restrictions on the solicitation of employees. Additionally, should an arbitrator or court of competent jurisdiction determine that the scope of any provision of this Section 3 is too broad to be enforced as written, the parties intend that the court reform the provision to such narrower scope as it determines to be reasonable and enforceable.

Section 3.  Nondisparagement.  Participant covenants and agrees that he or she will not make any public statements, comments, or communications in any form, oral, written, or electronic (all of the foregoing, for purposes of this paragraph, “Communications”), which in any way could constitute libel, slander, or disparagement of Company, its Affiliates, its and/or their employees, officers, and/or directors, or which may be considered to be derogatory or detrimental to its or their good name or business.

Section 4.  Reasonableness of Restrictions.  Participant agrees that Participant and Company are engaged in a highly competitive business and, due to Participant’s position with Company and the nature of Participant’s work, Participant’s engaging in any business that is competitive with that of Company will cause Company great and irreparable harm.  Participant represents and warrants that the restrains created and the time, scope and geographic area restricted by the foregoing Sections 1, 2, 3 and 4 pertaining to confidential information, non-competition, non-solicitation, and non-disparagement are reasonable, that the enforcement of the restrictions contained in such Sections would not be unduly burdensome to Participant, and that Participant will be able to earn a reasonable living while abiding by the terms included herein.  Participant agrees that the restraints created by the covenants in Sections 1, 2, 3 and 4 pertaining to confidential information, non-competition, non-solicitation, and non-disparagement are not outweighed by either the hardship to Participant or any injury likely to the public.  If any arbitrator or court determines that any portion of this Exhibit A is invalid or unenforceable, the remainder of this Exhibit A will not thereby be affected and will be given full effect without regard to the invalid provisions.  If any court construes any of the provisions of this Exhibit A, or any part thereof, to be unreasonable because of the duration or scope of such provision, such court will have the power to reduce the duration or scope of such provision and to enforce such provision as so reduced.